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                                                                     Exhibit 8.1

                                October 15, 2001


American Honda Receivables Corp.
700 Van Ness Avenue
Torrance, California 90501

      Re:   American Honda Receivables Corp.
            Honda Auto Receivables Trusts Registration Statement on Form S-3 Registration No. 333-92827

            Ladies and Gentlemen:

      We have acted as special tax counsel to American Honda Receivables Corp., a California corporation ("AHRC"), and a wholly owned subsidiary of American Honda Finance Corporation ("American Honda"), in connection with the formation of Honda Auto Receivables 2001-3 Owner Trust, a Delaware business trust (the "Trust") and the issuance of (i) $482,000,000 aggregate principal amount of 2.38875% Asset Backed Notes, Class A-1, (ii) $475,000,000 aggregate principal amount of 2.76% Asset Backed Notes, Class A-2, (iii) $438,000,000 aggregate principal amount of 3.40% Asset Backed Notes, Class A-3, (iv) $405,000,000 aggregate principal amount of 3.96% Asset Backed Notes, Class A-4 (collectively, the "Notes") and (v) $46,164,789.37aggregate principal amount of Honda Auto Receivables 2001-3 Owner Trust 2.50% Asset Backed Certificates (the "Certificates") by the Trust. You have requested our opinion as to certain matters set forth below, in connection with the formation of the Trust and the issuance of the Notes.

      We have examined the Indenture, dated as of October 1, 2001 (the "Indenture"), between the Trust and Bankers Trust Company, and the other Basic Documents for the Notes. In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Basic Documents other than those contained in the Basic Documents. Furthermore, our opinions are based on the assumption that all parties to the Basic Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

      As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon the statements and representations of AHRC. Terms not otherwise defined in this letter have the meaning ascribed to them in the Indenture or the Sale and Servicing Agreement, dated October 1, 2001, between the Trust, AHRC and American Honda, as the case may be.

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Based upon our analysis of the U.S. Internal Revenue Code of 1986, as amended
(the "Code"), the regulations promulgated thereunder, the California Revenue & Taxation Code (the "Revenue & Taxation Code"), and upon our examination of the Basic Documents, we are of the opinion that assuming compliance with the Basic Documents under current law:

1. The Trust will not be treated as an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes;

2. The Notes will be characterized as debt for U.S. federal income tax purposes and California income and franchise tax purposes;

3. The Trust will not be treated as an association taxable as a corporation (or publicly traded partnership) for California income or franchise tax purposes;

4. The purchasers of the Notes who are not residents of, or otherwise subject to tax in, California will not, solely by reason of their acquisition of an interest in any Class of Notes, be subject to California income, franchise, excise or similar taxes with respect to interest on any Class of Notes.

      The opinions set forth herein are based upon the existing provisions of the Code and Treasury Regulations issued or proposed thereunder, published revenue rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinion is based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Basic Documents, including the issuance of any other series of securities other than the Notes.

      In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction (including any foreign jurisdiction) other than the federal income tax laws of the United States and the state income, franchise, excise or similar tax laws of California. This opinion is rendered as the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Basic Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

      This opinion is rendered only to the parties to whom it is addressed. This opinion may not be relied on in connection with any transactions other than the transactions contemplated herein. The opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.



                                         Very truly yours,
                                         /s/  Dewey Ballantine LLP


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